                                                                EXHIBIT 10.1




                            ASSET PURCHASE AGREEMENT

                                 by and between

                              MMT OF TENNESSEE INC.


                                       and


                            VECTRA TECHNOLOGIES, INC.


                          Dated as of January 29, 1997

                                Table of Contents
                                ----- -- --------


   Article                                                                Page
   -------                                                                ----

1.       Purchase and Sale ..............................................    1

         1.1.     Acquired Waste Business Assets ........................    1
         1.2.     Excluded Assets .......................................    3

2.       Purchase Price .................................................    3

         2.1.     Delivery of Purchase Price ............................    3

3.       Assumption of Certain Obligations ..............................    4

4.       Closing ........................................................    4

         4.1.     Time and Place ........................................    4
         4.2.     Transactions at Closing ...............................    4

5.       Representations and Warranties of the Seller ...................    5

         5.1.     Organization of Seller; Authority .....................    5
         5.2.     Corporate Approval; Binding Effect ....................    6
         5.3.     Non-Contravention .....................................    6
         5.4.     Governmental Consents; Transferability of
                    Licenses, Etc. ......................................    6
         5.5.     Financial Statements ..................................    6
         5.6.     Absence of Certain Changes ............................    7
         5.7.     Litigation, Etc .......................................    8
         5.8.     Conformity to Law .....................................    8
         5.9.     Title to Acquired Waste Business Assets ...............    9
         5.10.    Real Property; Safety, Zoning and Environmental
                    Matters .............................................    9
         5.11.    Equipment .............................................   12
         5.12.    Insurance .............................................   12
         5.13.    Contracts .............................................   12
         5.14.    Compensation of and Contracts with Employees ..........   13
         5.15.    Employee Benefit Plans ................................   13
         5.16.    Labor Relations .......................................   14
         5.17.    Trademarks, Patents, Etc ..............................   15
         5.18.    Suppliers and Customers ...............................   17
         5.19.    Acquired Waste Business Assets Complete ...............   17
         5.20.    No Undisclosed Liabilities ............................   17
         5.21.    Tax Returns ...........................................   17

         5.22.    Disclosure ............................................   18
         5.23.    Broker ................................................   18
         5.24.    Inventory Value .......................................   18

6.       Representations and Warranties of the Buyer ....................   18

         6.1.     Organization of Buyer; Authority ......................   18
         6.2.     Corporate Approval; Binding Effect ....................   18
         6.3.     Non-Contravention .....................................   19
         6.4.     Governmental Consents .................................   19
         6.5.     Broker ................................................   19
         6.6.     Litigation, Etc .......................................   19

7.       Certain Transitional Matters ...................................   19

         7.1.     Nonassignable Contracts ...............................   19
         7.2.     General Assistance ....................................   21
         7.3.     Hiring Employees ......................................   22
         7.4.     Undisclosed Contracts .................................   23
         7.5.     Access to Books and Records ...........................   23
         7.6.     Audit Rights ..........................................   24
         7.7.     Collection of Accounts Receivable .....................   24
         7.7.     Removal of Excluded Equipment .........................   25
         7.9.     Equipment Disposal ....................................   25
         7.10.    Audits ................................................   26
         7.11.    Quality Assurance .....................................   26
         7.12.    Guaranties and Indemnities ............................   26
         7.13.    Office Space ..........................................   26
         7.14.    Property Taxes ........................................   27
         7.15.    Non-Solicitation ......................................   27
         7.16.    License ...............................................   27
         7.17.    January Receivables ...................................   27
         7.18.    RVR 7200 ..............................................   28
         7.19.    ComEd .................................................   28

8.       Conditions Precedent to Buyer's Obligations ....................   28

         8.1.     Representations and Warranties True at Closing ........   28
         8.2.     Compliance with Agreement .............................   28
         8.3.     No Change .............................................   28
         8.4.     Seller's Certificate ..................................   29
         8.5.     Approvals .............................................   29
         8.6.     No Litigation .........................................   29
         8.7.     Opinion ...............................................   29

         8.8.     Environmental Report ..................................   29
         8.9.     Insurance .............................................   29
         8.10.    Licenses and Permits ..................................   29
         8.11.    Inventory .............................................   29
         8.12.    Commonwealth Edison Company ...........................   29
         8.13.    Proceedings and Documents Satisfactory ................   30

9.       Conditions Precedent to Seller's Obligations ...................   30

         9.1.     Representations and Warranties True at Closing ........   30
         9.2.     Compliance with Agreement .............................   30
         9.3.     Closing Certificate ...................................   30
         9.4.     No Litigation .........................................   30
         9.5.     Opinion ...............................................   30
         9.6.     ComEd .................................................   30
         9.7.     Proceedings and Documents Satisfactory ................   30

10.      Certain Covenants ..............................................   31

         10.1.    Confidential Information ..............................   31
         10.2.    Noncompetition ........................................   31
         10.3.    Preferred Provider ....................................   33
         10.4.    IF-300 ................................................   33

11.      Indemnification ................................................   33

         11.1.     Indemnity by the Seller ..............................   33
         11.2.     Indemnity by the Buyer ...............................   34
         11.3.     Time Limitations .....................................   36
         11.4.     Materiality Standards; Dollar Thresholds .............   36
         11.5.     Claims ...............................................   37
         11.6.     Method and Manner of Paying Claims; Set-Off ..........   38
         11.7.     Straddle Claims ......................................   38
         11.8.     ComEd ................................................   38
         11.9.     Insurance Proceeds....................................   39

12.      Definitions ....................................................   39

13.      General ........................................................   41

         13.1.     Survival of Representations and Warranties ...........   41
         13.2.     Expenses .............................................   41
         13.3.     Notices ..............................................   41
         13.4.     Entire Agreement .....................................   42

         13.5.     Governing Law ........................................   42
         13.6.     Sections and Section Headings ........................   42
         13.7.     Assigns ..............................................   42
         13.8.     Severability .........................................   44
         13.9.     Further Assurances ...................................   44
         13.10.    Tax Treatment ........................................   44
         13.11.    No Implied Rights or Remedies ........................   44
         13.12.    Counterparts .........................................   44
         13.13.    Satisfaction of Conditions Precedent .................   44
         13.14.    Public Statements or Releases ........................   44
         13.15.    Waiver of Jury Trial .................................   45
         13.16.    Construction .........................................   45
         13.17.    Mediation ............................................   45

                         LIST OF SCHEDULES AND EXHIBITS
   SCHEDULES
   ---------

     1.1(a)           Machinery and Equipment
     1.1(b)           Vitrification Equipment
     1.1(c)           Owned Real Property
     1.1(d)           Personal Property Leases
     1.1(f)           Waste Customer Contracts
     1.1(g)           Other Waste Contracts
     1.1(h)           Permits
     1.1(i)           Certain Acquired Intellectual Property
     1.2(c)           Retained Receivables
     1.2(i)           Unassumed Real Property Leases
     1.2(j)           Equipment at Owned and Leased Real Property
     2.1              Purchase Price Allocation
     4.2(a)           Permitted Encumbrances
     5.1              Foreign Qualification States
     5.3              Non-Contravention
     5.4              Governmental Consents, Licenses
     5.5              Financial Statements
     5.6              Absence of Certain Changes
     5.7              Litigation
     5.8              Conformity to Law
     5.9              Liens
     5.10(a)          Legal Description of Real Property Owned or Leased
     5.10(b)          Safety, Zoning and Environmental Matters
     5.10(c)          Potential Environmental Liability
     5.11             Equipment and Personal Property Not in Good Condition
     5.12             Insurance
     5.13             Contracts
     5.14             Compensation of and Contracts with Employees
     5.15(a)          Employee Benefit Plans
     5.16             Labor Relations
     5.17(a)          Agreements Relating to Trademarks, Patents, Etc.
     5.17(b)          Restrictions on Rights to Use Intangibles
     5.17(c)          Breaches of Agreements Relating to Intangibles
     5.18             Suppliers and Customers
     5.19             Acquired Waste Business Assets Complete
     5.21             Tax Returns
     5.23             Broker

     6.4              Governmental Consents
     7.2(b)           Transitional Support Employees
     7.3              Proposed Assumed Employees
     7.12             Support Agreements
     8.9              Buyer's Insurance
     8.10             Buyer's Licenses and Permits

     EXHIBITS
     --------

     A-1              Form of Bill of Sale and Assignment
     A-2              Form of Deed
     B                Form of Assumption Agreement
     C                Form of Subcontract
     D                Form of Quality Assurance Program Protocol Memorandum of
                      Understanding
     E                Form of Opinion of Preston Gates & Ellis LLP
     F                Form of Agreement Between Seller and ComEd
     G                Form of Opinion of Bingham, Dana & Gould LLP


* Pursuant to Item 601(b)(2) of Regulation S-K, the foregoing schedules and exhibits to this Asset Purchase Agreement have not been included as part of this Current Report on Form 8-K. The registrant hereby agrees to furnish supplementally to the Commission copies of any of the foregoing schedules and exhibits upon request.

                            ASSET PURCHASE AGREEMENT
                            ----- -------- ---------


     THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is dated as of the 29th day of January 1997 by and between (i) MMT OF TENNESSEE INC., a Delaware corporation (the "BUYER"), and (ii) VECTRA TECHNOLOGIES, INC., a Washington corporation (the "SELLER").

     WHEREAS, the Seller is engaged in the business of assisting utilities and the United States Department of Energy in the handling, processing and disposal of certain types of low level radioactive waste such as resins, liquids and sludges by means of systems developed by the Seller or its Affiliates (as defined in Article 12), and the leasing of casks and other containers for the transportation of certain low level radioactive wastes (the "VECTRA WASTE BUSINESS"); and

     WHEREAS, the Seller is also engaged in providing storage, transport and related services for spent nuclear fuel and other high level radioactive material and waste (the "FUELS BUSINESS"), the assets of which are not being sold; and

     WHEREAS, the Buyer desires to purchase certain assets owned by the Seller and used by the Seller in connection with its VECTRA Waste Business and the Seller desires to sell certain assets used by the Seller in connection with its VECTRA Waste Business to the Buyer;

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer and the Seller agree as follows:

                                    Article 1
                                    ---------

                                Purchase And Sale
                                -----------------

     1.1. ACQUIRED WASTE BUSINESS ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Article 4 hereof the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, the following assets (other than the Excluded Assets specified in Section 1.2) of the Seller (all of which assets are hereinafter referred to collectively as the "ACQUIRED WASTE BUSINESS ASSETS"):

          (a) Any and all machinery, equipment, furniture, tools, inventory, spare parts, supplies, materials and other personal property used in connection with the VECTRA Waste Business, including those items described on SCHEDULE 1.1(a) hereto (the "EQUIPMENT");

          (b) All of the Seller's vitrification equipment used or proposed to be used in connection with the VECTRA Waste Business and described on SCHEDULE 1.1(b) hereto (the "VITRIFICATION EQUIPMENT");

          (c) All of the Seller's title to, interest in and rights with respect to the owned real property described on SCHEDULE 1.1(c) hereto (the "OWNED REAL PROPERTY");

          (d) All of the Seller's title to, interest in and rights under the leases of personal property described on SCHEDULE 1.1(d) hereto (the "PERSONAL PROPERTY LEASES");

          (e) [INTENTIONALLY OMITTED];

          (f) All of the Seller's title to, interest in and rights under the contracts with customers listed on SCHEDULE 1.1(f) hereto (the "WASTE CUSTOMER CONTRACTS");

          (g) All of the Seller's rights under the purchase orders, contracts and agreements described on SCHEDULE 1.1(g) hereto (the contracts and agreements referred to in this paragraph (g) being referred to collectively as the "OTHER WASTE CONTRACTS");

          (h) All of the Seller's transferable rights under the operating authorities, licenses, permits and approvals, both governmental and private, described on SCHEDULE 1.1(h) hereto (the "PERMITS");

          (i) All of the Seller's trademarks, trade names, trade secrets, copyrights, designs, patents, licenses (as licensee or licensor), other agreements and applications with respect to the foregoing, production records, technical information, manufacturing know-how, processes, customer lists, and other intangible assets relating to or used primarily in the VECTRA Waste Business, including (x) those described on SCHEDULE 1.1(i) hereto and (y) all of the Seller's Intellectual Property (as defined in Article 12) necessary or desirable for the design, engineering and manufacture of the casks and other containers, other than the "P.A.S. casks", included as part of the Equipment, but specifically excluding all trademarks, tradenames or copyrights including the word "VECTRA" or variations thereof (with all of the Intellectual Property to be transferred pursuant to this paragraph (i) referred to as the "INTANGIBLES"); and

          (j) Copies of all of the Seller's employment and personnel records for all Assumed Employees (as defined in Section 7.3(a)) of the Seller, originals of the Assumed

Waste Contracts (as defined in Article 3) and the contract files relating to the Assumed Waste Contracts.

     1.2. EXCLUDED ASSETS. Notwithstanding the foregoing, the Seller is not selling and the Buyer is not purchasing, pursuant to this Agreement, and the term "ACQUIRED WASTE BUSINESS ASSETS" shall not include, any of the following assets (the "EXCLUDED ASSETS"):

          (a) all of the Seller's assets used primarily in the Seller's Fuels Business or used primarily in other activities not constituting part of the VECTRA Waste Business;

          (b) all of the Seller's rights under its Employee Benefit Plans (as defined in Section 5.15) and all related plan assets and plan sponsorships;

          (c) all of the Seller's cash and cash equivalents outstanding at the Closing and the deposits listed on SCHEDULE 1.2(c) hereto;

          (d) all of the Seller's accounts receivable billed prior to the Closing, and all of the Seller's unbilled receivables and work in process outstanding at Closing and relating to services performed and products delivered prior to the Closing, but only to the extent billed on or before the 30th day following the Closing in the ordinary course operation of Seller's billing procedures or, if applicable, billed in accordance with Section 7.17 (collectively, the "RETAINED RECEIVABLES");

          (e) all of the Seller's rights to use the word "VECTRA";

          (f) all of the Seller's minute books, stock ledgers and other corporate and accounting records;

          (g) the consideration received by the Seller pursuant to this Agreement;

          (h) the rights of the Seller under this Agreement;

          (i) the real property leases described in SCHEDULE 1.2(i) hereto; and

          (j) the equipment listed on SCHEDULE 1.2(j) hereto and located at the Owned Real Property or at the real property leased pursuant to the leases set forth on SCHEDULE 1.2(i) hereto, and the other assets described on SCHEDULE 1.2(j) hereto.


                                    Article 2
                                    ---------

                                 Purchase Price
                                 --------------

     2.1. DELIVERY OF PURCHASE PRICE. At the Closing, the Buyer shall pay to the Seller, as the aggregate purchase price for the Acquired Waste Business Assets, Three Million

Nine Hundred Thousand Dollars ($3,900,000) (the "PURCHASE PRICE"), payable in cash. The Purchase Price shall be allocated among the Acquired Waste Business Assets as agreed by the Buyer and the Seller and set forth on SCHEDULE 2.1 hereto.

                                    Article 3
                                    ---------

                        Assumption Of Certain Obligations
                        ---------------------------------

     At the Closing, the Buyer shall assume, and agree to pay, perform, fulfill and discharge, all of the Seller's obligations under the Personal Property Leases, Other Waste Contracts and Waste Customer Contracts (collectively, the "ASSUMED WASTE CONTRACTS") to the extent, and only to the extent, such obligations accrue after the Closing and relate to the operation by the Buyer of the VECTRA Waste Business after the Closing (collectively, the "ASSUMED LIABILITIES"). In addition to the Assumed Liabilities, in Section 7.9 and
Section 7.18 the Buyer has agreed to accept, as between the Seller and the Buyer, certain responsibilities with respect to the Equipment, Vitrification Equipment and the RVR 7200 listed on SCHEDULE 1.2(j).

     Anything in this Agreement (other than Section 7.9) to the contrary notwithstanding, the Buyer shall not assume, and shall not be deemed to have assumed, any liability or obligation of the Seller or its current or former Affiliates (as defined in Article 12) whatsoever, known or unknown, fixed or contingent, and including without limitation any obligations arising out of the operation of the VECTRA Waste Business prior to Closing, other than as specifically set forth in this Article 3 (with all such unassumed liabilities and obligations referred to herein as the "EXCLUDED LIABILITIES").

                                    Article 4
                                    ---------

                                     Closing
                                     -------

     4.1. TIME AND PLACE. The closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "CLOSING") shall be held at the offices of Bingham, Dana & Gould LLP, 150 Federal Street, Boston, Massachusetts, immediately after the execution and delivery of this Agreement The date on which the Closing is actually held hereunder is sometimes referred to herein as the "CLOSING DATE".

     4.2. TRANSACTIONS AT CLOSING. At the Closing:

          (a) The Seller shall duly execute and deliver to the Buyer or its nominee or nominees such deeds, certificates of title or other instruments of assignment and transfer with respect to the Acquired Waste Business Assets as the Buyer may reasonably request and as may be necessary to vest in the Buyer good and marketable title to all of the Acquired Waste Business Assets, in each case subject to no Encumbrance (as defined in Section 5.9) except for the Encumbrances specified in SCHEDULE 4.2(a) hereto (the "PERMITTED ENCUMBRANCES"). These transfer instruments will include a Bill of Sale in the form of Exhibit A-1 hereto and a deed for the Owned Real Property in the form of EXHIBIT A-2 hereto.

          (b) The Buyer shall duly execute and deliver to the Seller such instruments of assumption and other documents with respect to the Assumed Liabilities as the Seller may reasonably request. These instruments will include an Assumption Agreement in the form of EXHIBIT B hereto.

          (c) The Seller shall deliver or cause to be delivered to the Buyer all copies or originals, as applicable, of all documents and records constituting part of the Acquired Waste Business Assets. The Seller shall take all requisite steps to put the Buyer in actual possession and operating control of the Acquired Waste Business Assets.

          (d) The Buyer shall deliver the Purchase Price to the Seller by wire transfer to a bank account previously designated by the Seller.


                                    Article 5
                                    ---------

                  Representations And Warranties Of The Seller
                  --------------------------------------------

     The Seller represents and warrants to the Buyer as follows:

     5.1. ORGANIZATION OF SELLER; AUTHORITY. The Seller is a corporation duly organized and validly existing under the laws of the State of Washington. The Seller is duly qualified and in good standing as a foreign corporation in those jurisdictions identified on SCHEDULE 5.1, which constitute all jurisdictions in which the Seller is required to be qualified as a foreign corporation in connection with the operation of the VECTRA Waste Business, except for those jurisdictions where the failure to so qualify would not individually or in the aggregate have a Material Adverse Effect (as defined in Article 12). The Seller is the successor by merger to VECTRA Waste Services, L.L.C., a Delaware limited liability company ("VWS"), and Vectra Services, Inc., a Washington corporation ("VSI"), pursuant to an Agreement and Plan of Merger, dated November 8, 1996, between Vectra and VSI, and an Agreement and Plan of Merger, dated November 11, 1996, between Vectra and VWS, true and correct copies of which have previously been delivered to the Buyer. The Seller has all requisite power and authority to own and hold the Acquired Waste Business Assets owned or held by it and to carry on the VECTRA Waste Business as such business is now conducted. The Seller has all requisite power and authority to execute and deliver this Agreement and the other documents, instruments and agreements contemplated hereby (collectively, the "TRANSACTION DOCUMENTS") to which it is a party and to carry out all actions required of it pursuant to the terms of the Transaction Documents.

     5.2. CORPORATE APPROVAL; BINDING EFFECT. The Seller has obtained all necessary authorizations and approvals from its Board of Directors and stockholders, if any, required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller and constitutes, and the other Transaction Documents when executed and delivered by the Seller will constitute, the legal, valid and binding obligations of the Seller enforceable against it in accordance with their terms, except the enforceability thereof may be limited by any applicable bankruptcy, reorganization, fraudulent conveyance, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

     5.3. NON-CONTRAVENTION. Except as set forth in SCHEDULE 5.3 hereto and except for any consents to transfer required in connection with the transfer to the Buyer of the Assumed Waste Contracts, the execution and delivery by the Seller of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Seller, each as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any of the Acquired Waste Business Assets pursuant to (i) any agreement or instrument to which it is a party or by which it or any of its properties (including without limitation any of the Acquired Waste Business Assets) is bound or to which it or any of such properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority.

     5.4. GOVERNMENTAL CONSENTS; TRANSFERABILITY OF LICENSES, ETC. Except as set forth on SCHEDULE 5.4 and except for filing and recording appropriate documents normally required in connection with conveyance of title to real or personal property, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Seller of the Transaction Documents or for the consummation by it of the transactions contemplated hereby or thereby. The Seller has and maintains, and the Permits listed on SCHEDULE 1.1(h) hereto include, all operating authorities, licenses, permits and other authorizations from all governmental authorities as are necessary or desirable for the conduct of the VECTRA Waste Business or in connection with the ownership or use of the Acquired Waste Business Assets, except for licenses, permits or other authorizations where the failure of the Seller to have and maintain any or all of such licenses, permits and authorizations would not have a Material Adverse Effect. Except as expressly designated on SCHEDULE 5.4, none of the Permits are transferable to the Buyer, and true and complete copies of such Permits have previously been delivered to the Buyer.

     5.5. FINANCIAL STATEMENTS. The Seller has delivered the following financial statements (the "FINANCIAL STATEMENTS") to the Buyer, and there are attached as
SCHEDULE 5.5 hereto: (a) the audited balance sheets of the Seller as of

December 31, 1993, January 1, 1995 and December 31, 1995 (such balance sheet as of December 31, 1995 being referred to herein as the "AUDITED BALANCE SHEET"), and the related consolidated statements of income, retained earnings and cash flows of the Seller for each of the fiscal years then ended, (b) the unaudited condensed consolidated balance sheet of the Seller as of September 30, 1996 and the related condensed consolidated statements of income, retained earnings and cash flows of the Seller for the nine (9) month period then ended (collectively, the "INTERIM FINANCIALS") and (c) the unaudited condensed balance sheet for the VECTRA Waste Business as of December 31, 1993, December 31, 1994 and December 31, 1995 and November 30, 1996, and the related condensed statements of income for the three years and eleven-month periods then ended (the "WASTE BUSINESS FINANCIALS"). The Audited Balance Sheet and the related consolidated statements of income, retained earnings and cash flows of the Seller for such period are true and correct and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis; the Audited Balance Sheet fairly presents the financial condition of the Seller as of its date; and such consolidated statements of income, retained earnings and cash flows fairly present the results of operations for the periods covered thereby. The Interim Financials and the Waste Business Financials are true and correct in all material respects, have been prepared in accordance with GAAP applied on a consistent basis and the balance sheets included therein fairly present the financial condition of the Seller and the VECTRA Waste Business, respectively, as of such dates and such statements of income fairly present the results of operations for such periods covered thereby (subject to the absence of footnotes and to year-end audit adjustments consisting only of routine accruals and with the exception of any audit adjustments that will result from the consummation of the transactions contemplated by the Transaction Documents).

     5.6. ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 5.6, since December 31, 1995 the Seller, VWS and VSI have carried on the VECTRA Waste Business only in the ordinary course, and there has not been, insofar as it relates to the VECTRA Waste Business or the Acquired Waste Business Assets: (a) any change in the assets, liabilities, sales, income or business of any of the Seller, VWS or VSI or in their relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and have not resulted in, either in any case or in the aggregate, a Material Adverse Effect; (b) any acquisition or disposition by any of the Seller, VWS or VSI of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the Acquired Waste Business Assets or the VECTRA Waste Business; (d) except for any increases or payments reflected in the year to date gross wages reflected on SCHEDULE 5.14, any increase in the compensation, pension or other benefits payable or to become payable by any of the Seller, VWS or VSI to any of the employees listed on SCHEDULE 5.14, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan of which the Buyer has been supplied complete and correct copies of); (e) any entry by any of the Seller, VWS or VSI into any transaction other than in the ordinary course of business; or (f) any incurrence by any of the Seller, VWS or VSI of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business.

     5.7. LITIGATION, ETC. Except as set forth on SCHEDULE 5.7 hereto, no action, suit or proceeding is pending or to the Seller's knowledge threatened, and to the Seller's knowledge no governmental investigation is pending or threatened, relating to or affecting any of the Acquired Waste Business Assets or the VECTRA Waste Business, or which questions the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, except for any actions, suits, proceedings or investigations that individually or in the aggregate will not have a Material Adverse Effect.

     5.8. Conformity to Law.
          -----------------

          (a) Except as set forth on SCHEDULE 5.8 and in the case of the Seller, only insofar as it relates to the VECTRA Waste Business and the Acquired Waste Business Assets, the Seller, VWS and VSI have complied in all material respects with, and the Seller is in compliance in all material respects with:

          (i) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to the Seller, the VECTRA Waste Business or any of the Acquired Waste Business Assets (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance); and

          (ii) all unwaived terms and provisions of all contracts, agreements and indentures to which the Seller is a party, or by which the Seller or any of the Acquired Waste Business Assets is subject.

          (b) Except as set forth on SCHEDULE 5.8 hereto and, in the case of the Seller, only insofar as it relates to the VECTRA Waste Business, none of the Seller, VWS or VSI has committed, been charged with, or to the Seller's knowledge been under investigation with respect to, nor does there exist, any violation of any provision of any federal, state or local law or administrative regulation in respect of the Seller, VWS, VSI, the VECTRA Waste Business or any of the Acquired Waste Business Assets, except for any violation that singly or in the aggregate will not have a Material Adverse Effect and will not restrict or limit the ability of the Buyer in any material respect to own or operate the Acquired Waste Business Assets or conduct the VECTRA Waste Business after the Closing Date.

          (c) In connection with the ownership and operation by any of the Seller, VWS or VSI of the Acquired Waste Business Assets and the conduct by any of the Seller, VWS or VSI of the VECTRA Waste Business, to the Seller's knowledge none of the Seller, VWS or VSI or any officer, director, employee, agent or representative of either of them has made, directly or indirectly, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded in the books and records of any of the Seller, VWS or VSI, payments from corporate funds that were falsely recorded on the books and records of any of the Seller, VWS or VSI, payments from corporate funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain favorable treatment in securing business or to obtain special concessions or illegal payments from corporate funds to obtain or retain business either within the United States or abroad.

     5.9. TITLE TO ACQUIRED WASTE BUSINESS ASSETS. Except as noted on SCHEDULE 5.9, the Seller is the lawful owner of and has good and valid record title to all of the Acquired Waste Business Assets, and has the full right to sell, convey, transfer, assign and deliver the Acquired Waste Business Assets, without the need to obtain the consent or approval of any third party. Except for liens described on SCHEDULE 5.9 hereto which will be discharged at Closing, and except for Permitted Encumbrances and any Encumbrances (as defined below) arising out of Taxes (as defined in Article 12) not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, all of the Acquired Waste Business Assets are entirely free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment thereof (collectively, "ENCUMBRANCES"). At and as of the Closing, the Seller will convey the Acquired Waste Business Assets to the Buyer by deeds, bills of sale, certificates of title and other instruments of assignment and transfer effective in each case to vest in the Buyer, and the Buyer will have, good and valid record title to all of the Acquired Waste Business Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

     5.10. Real Property; Safety, Zoning and Environmental Matters.
           -------------------------------------------------------

          (a) SCHEDULE 5.10(a) hereto sets forth complete and accurate legal descriptions of all real property owned or leased by the Seller relating to the VECTRA Waste Business (the "REAL PROPERTY"). SCHEDULE 5.10(a) also sets forth a complete and correct description of all leases relating to the VECTRA Waste Business pursuant to which the Seller holds any such Real Property.

          (b) Except as set forth on SCHEDULE 5.10(b):

              (i) to the Seller's knowledge (as defined in paragraph (d) below), neither the Seller nor any operator of any real property presently or formerly owned, leased or operated by the Seller is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any federal, state, local or foreign statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "ENVIRONMENTAL LAWS"), except for any violations that singly or in the aggregate will not have a Material Adverse Effect;

              (ii) the Seller has not received written notice from any federal, state, local or foreign governmental authority, (A) that the Seller or any predecessor in interest has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (B) that any hazardous waste, as defined by 42 U.S.C. [Section]6903(5), any hazardous substance as defined by 42 U.S.C. [Section]9601(14), any pollutant or contaminant as defined by 42 U.S.C. [Section]9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental
     Laws ("HAZARDOUS SUBSTANCES") which the Seller or any predecessor in interest has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Seller or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that the Seller or any predecessor in interest is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, except for any claims that singly or in the aggregate will not have a Material Adverse Effect;

              (iii) to the Seller's knowledge:

                    (A) no portion of any real property presently or formerly owned, leased or operated by the Seller in the VECTRA Waste Business has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties;

                    (B) in the course of any activities conducted by the Seller or operators of any real property presently or formerly owned, leased or operated by the Seller in the VECTRA Waste Business, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws;

                    (C) all such real properties (including the soil, groundwater or surface water, on, under or adjacent to the properties and the buildings thereon) do not contain any material contamination other than as permitted under applicable Environmental Laws, PROVIDED HOWEVER that with respect to any such properties formerly owned, leased or operated by the Seller in the VECTRA Waste Business, such representation does not extend to any period after which the Seller no longer owned, leased or operated such property;

                    (D) there have been no releases (I.E., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any real property presently or formerly owned, leased or operated by the Seller in the VECTRA Waste Business except in accordance in all material respects with applicable Environmental Laws;

                    (E) there have been no material releases on, upon, from or into any real property in the vicinity of any real property presently or formerly owned, leased or operated by the Seller in the VECTRA Waste Business which, through soil or groundwater contamination, may have come to be located on such real property; and

                    (F) in addition, to the Seller's knowledge any Hazardous Waste (as defined under RCRA) that has been generated on any real property presently or formerly owned, leased or operated by the Seller in the VECTRA Waste Business have been transported offsite only by carriers having identification numbers issued by the EPA and have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the Seller's knowledge, operating in compliance in all material respects with such permits and applicable Environmental Laws, except for any violations that singly or in the aggregate will not have a Material Adverse Effect; and

              (iv) to the Seller's knowledge, no real property presently or formerly owned, leased or operated by the Seller is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

          (c) Attached as part of SCHEDULE 5.10(c) is a list of all documents, reports, site assessments, data, communications or other materials, in the possession of the Seller or to which it has access, which contain any material information with respect to potential environmental liabilities associated with the Real Property and relating to compliance with Environmental Laws or the environmental condition of such properties and adjacent properties. The Seller has furnished to the Buyer complete and accurate copies of all of the documents, reports, site assessments, data, communications and other materials listed on
SCHEDULE 5.10(c) hereto.

          (d) For purposes of this Section 5.10, the term "to the Seller's knowledge" or similar qualifiers shall mean (i) any information set forth in any of the material listed in SCHEDULE 5.10(c) and (ii) any information known by Kirk Spires or Larry Thomas or both.

     5.11. EQUIPMENT. SCHEDULE 1.1(b) hereto sets forth a complete and accurate list of all of the Seller's equipment relating to vitrification. The Personal Property Leases listed on SCHEDULE 1.1(d) hereto include all leases by the Seller of any item of personal property used in the VECTRA Waste Business. Except as set forth on SCHEDULE 5.11, the Equipment, and all personal property held by the Seller under the Personal Property Leases, are utilized by the Seller in the ordinary course of business and are in good condition and repair for their present use in the VECTRA Waste Business. The Vitrification Equipment has been fabricated by Seller for the purpose of vitrification of certain low-level radioactive waste. It is not operational at this point and is being transferred as part of the Acquired Waste Business Assets on an "as is, where is" basis.

     5.12. INSURANCE. SCHEDULE 5.12 hereto lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by the Seller or maintained by the Seller in respect to the Acquired Waste Business Assets or the VECTRA Waste Business. All such policies (a) are in full force and effect and (b) are sufficient for compliance in all material respects by the Seller with all requirements of law and all agreements to which the Seller is a party. Such insurance policies will remain in full force and effect through the Closing Date after which the Seller may at its option terminate such policies. The Seller is not in default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any such insurance policies.

     5.13. CONTRACTS. Except for those contracts listed on SCHEDULE 5.13 and except for those instances in which the Seller, in the ordinary course of business, has agreed to perform services after the Closing Date in anticipation of receiving a purchase order for such services in amount not to exceed $10,000, the Assumed Waste Contracts are the only contracts or other agreements of the Seller (whether entered into directly by the Seller or as successor by merger to VWS or VSI) currently in effect and relating to the VECTRA Waste Business. The Seller has delivered to the Buyer true, correct and complete copies of all Assumed Waste Contracts, together with all modifications and supplements thereto. The Assumed Waste Contracts are valid and binding obligations of the parties thereto, and have not been terminated, and to the Seller's knowledge the Seller is not in breach of any of the provisions of any Assumed Waste Contract, nor, to the knowledge of the Seller, is any other party to any such contract in breach thereof, nor to the Seller's knowledge does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder, except for any breaches or non-compliance that individually or in the aggregate would not have a Material Adverse Effect. The Seller has performed in all material respects all obligations required to be performed by it to date under each Assumed Waste Contract. Subject to obtaining any necessary consents by the other party or parties to any Assumed Waste Contract (the requirement of any such consent being reflected on SCHEDULE 5.13), no Assumed Waste Contract includes any provision the effect of which may be to enlarge or accelerate any obligations of the Buyer to be assumed thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

     5.14. COMPENSATION OF AND CONTRACTS WITH EMPLOYEES. SCHEDULE 5.14 hereto sets forth a complete and accurate list of (a) each employee of the Seller in the VECTRA Waste Business, (b) the rate, character and amount of such compensation paid to each such employee through November 24, 1996 and (c) the base hourly compensation for such employee as of November 24, 1996. There have been no changes in such compensation since such date. Except as listed in
SCHEDULE 5.14 hereto, the Seller has no employment agreement, written or oral, with any currently active employee of the VECTRA Waste Business, including any agreement to provide any bonus or benefit to any such employee of the VECTRA Waste Business. Except as set forth on SCHEDULE 5.14, since January 1, 1996, none of the Seller, VWS or VSI has made any pension, bonus or other payment, other than base salary, per diem and expenses, or become obligated to make any such payment, to any employee of the Seller in the VECTRA Waste Business. Except as set forth on SCHEDULE 5.14, the Seller has no outstanding loans or advances to any employee in the VECTRA Waste Business. Since January 1, 1996 no employee of any of the Seller, VWS or VSI who has been associated with the VECTRA Waste Business has been transferred to any other business operation controlled directly or indirectly by the Seller.

     5.15. Employee Benefit Plans.
           ----------------------

          (a) IDENTIFICATION OF PLANS. Except for the arrangements set forth in
SCHEDULE 5.15(a), the Seller does not currently maintain, contribute to, or participate in, nor has the Seller VWS or VSI at any time in the preceding one
(1) year maintained, contributed to, or participated in, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, car allowance, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any past or present employee of the VECTRA Waste Business. Each of the arrangements set forth in
SCHEDULE 5.15(a) is referred to in this Agreement as an "EMPLOYEE BENEFIT PLAN".

          (b) DELIVERY OF DOCUMENTS. The Seller has heretofore delivered or made available to the Buyer true, correct and complete copies of each Employee Benefit Plan, and with respect to each such Employee Benefit Plan (a) any associated trust, custodial, insurance or service agreements, (b) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three preceding calendar years and (c) the most recently received Internal Revenue Service ("IRS") determination letters and any governmental advisory opinions or rulings. With respect to the VECTRA Technologies Savings and Retirement Plan No. 001 (the "SELLER'S 401(K) PLAN"), to the Seller's knowledge nothing has occurred since the date of the IRS determination letter relating to the Seller's 401(k) Plan which would adversely affect such favorable determination.

     5.16. LABOR RELATIONS. Except as set forth on SCHEDULE 5.16, to the Seller's knowledge, with respect to the VECTRA Waste Business the Seller is in full compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. Except as set forth on SCHEDULE 5.16, to the Seller's knowledge, with respect to the VECTRA Waste Business there is no charge pending or, to the Seller's knowledge, threatened against the Seller alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against the Seller pending before the National Labor Relations Board. To the Seller's knowledge, there is no labor strike, dispute, slow-down or work stoppage actually pending or to the Seller's knowledge threatened against or involving the Seller and relating to the VECTRA Waste Business. Except as set forth on SCHEDULE 5.16, to the Seller's knowledge, with respect to the VECTRA Waste Business no one has petitioned within the last three (3) years, and no one is now petitioning, for union representation of any of the Seller's employees. Except as set forth on SCHEDULE 5.16 hereto, to the Seller's knowledge, with respect to the VECTRA Waste Business no labor organization (whether certified or not) represents or to the Seller's knowledge purports to represent any employees of the Seller. Except as set forth on SCHEDULE 5.16 hereto, to the Seller's knowledge, with respect to the VECTRA Waste Business no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Seller, and to the Seller's knowledge no claim therefor has been asserted. Except as described on SCHEDULE 5.16 hereto, to the Seller's knowledge, with respect to the VECTRA Waste Business none of the employees of the Seller is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Seller.

     5.17. TRADEMARKS, PATENTS, ETC. (a) SCHEDULE 1.1(i) hereto sets forth a complete and accurate list of (i) all existing patents, trademarks, trade names and copyrights owned by and registered in the name of any of the Seller, VWS or VSI and used or proposed to be used by the Seller in connection with the VECTRA Waste Business, all existing applications therefor, and all existing licenses and other agreements relating thereto, and (ii) except for commercially available "shrink wrap" software licenses, all licenses and other agreements regarding the Intangibles pursuant to which any of the Seller, VWS or VSI has licensed or authorized for use by others any of the Intangibles or pursuant to which any of the Intangibles has been licensed or authorized for use to any of the Seller, VWS or VSI with respect to the VECTRA Waste Business. Each of the agreements described on SCHEDULE 1.1(i) is binding on the Seller, and to the Seller's knowledge, each other party to such agreement and any successors and assigns, including any successors to the business of such entity through merger, sale of all or substantially all of the stock, assets or other interest in or of such party. Except as set forth on SCHEDULE 5.17(a), all of the Seller's rights under such agreements are freely assignable. To the extent they constitute Intangibles for purposes of this Agreement, true and complete copies of all such agreements listed on SCHEDULE 1.1(i), and any amendments thereto, have been provided to the Buyer. All of the Seller's patents, patent applications, trademark registrations, trademark applications and registered copyrights regarding Intangibles have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on
SCHEDULE 1.1(i), and except as set forth on SCHEDULE 1.1(i) have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such other jurisdiction. The Seller is not aware of any reason that would prevent any pending applications to register trademarks, service marks or copyrights or any pending patent applications regarding Intangibles transferred hereunder from being granted.

          (b) Except as set forth on SCHEDULE 5.17(a), the Intangibles constitute all Intellectual Property required for the ordinary course operation of the VECTRA Waste Business as currently conducted and, in the case of the Vitrification Equipment or the Seller's three reverse osmosis systems (the "RO SYSTEMS"), as proposed to be conducted. Except to the extent set forth in
SCHEDULE 5.17(b) hereto, the Seller owns or has all required rights to use all of those Intangibles used or necessary for the ordinary course operation of the VECTRA Waste Business as presently conducted and, in the case of the Vitrification Equipment and RO Systems, as proposed to be conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such right. Except as set forth in SCHEDULE 5.17(b), (i) no royalties are paid or payable by the Seller on or with respect to any of the Intangibles, and upon the consummation of the transactions contemplated hereby, no additional royalties shall be payable with respect to such Intangibles, and (ii) each of the inventions and trade secrets listed in SCHEDULE 5.17(b) hereto have, through assignment, agreement, operation of law or otherwise, become the sole property of the Seller.

          (c) Except as set forth in SCHEDULE 5.17(c) hereto, to the Seller's knowledge, neither the Seller, nor to the best of the Seller's knowledge, the other party or parties thereto, is in breach of any license, sublicense or other agreement relating to Intangibles, except for any breaches that singly or in the aggregate would not cause any of the Intangibles to no longer be available to the Seller or otherwise have a Material Adverse Effect. To the Seller's knowledge, the Seller, VWS and VSI have complied with all of their obligations of confidentiality in respect of the Intangibles of others and the Seller knows of no violation of such obligations of confidentiality as are owed to the Seller, except for any non-compliance or violations that singly or in the aggregate would not cause any of the Intangibles to no longer be available to the Seller or otherwise have a Material Adverse Effect. The Seller, VWS and VSI have required all of their employees to execute agreements under which such employees are required to convey to the Seller ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all of the Seller's non-public information. To the Seller's knowledge, the Seller has not made any such information regarding the VECTRA Waste Business or the Acquired Waste Business Assets available to any Person other than employees of the Seller except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. To the Seller's knowledge, no employee, agent or consultant of the Seller is subject to confidentiality restrictions in favor of any third Person regarding the VECTRA Waste Business or the Acquired Waste Business Assets the breach of which could subject the Seller to any material liability or which could adversely affect the Seller's access to any Intangibles previously used by it in the VECTRA Waste Business. No claims have been asserted, and to the Seller's knowledge no claims are threatened, by any Person regarding the manufacture, use or sale of any of the Intangibles, or challenging or questioning the validity or effectiveness of any license or agreement relating to the Intangibles, and to the Seller's knowledge there is no basis for such claim, except in the case of any of the foregoing for any claims that individually or in the aggregate will not have a Material Adverse Effect. The use of the Intangibles by the Seller in the ordinary course operation of the VECTRA Waste Business as currently conducted, and in the case of the Vitrification Equipment and RO Systems, as proposed to be conducted, does not conflict with or infringe on the rights of any Person, and none of the Seller, VWS or VSI has received any claim or written notice from any Person to such effect, except for any conflicts, infringements or violations that singly or in the aggregate would cause any material portion of the Intangibles to no longer be available to the Seller or otherwise have a Material Adverse Effect. To the knowledge of the Seller, no third party is infringing, violating or otherwise using, in an unauthorized manner, any of the Intangibles, except for any conflicts, infringements or violations that singly or in the aggregate will not cause any of the Intangibles transferred hereunder to no longer be available to the Seller or otherwise have a Material Adverse Effect.

     5.18. SUPPLIERS AND CUSTOMERS. SCHEDULE 5.18 hereto sets forth the ten (10) largest suppliers and ten (10) largest customers of the VECTRA Waste Business for the ten months ended October 31, 1996. The relationships of the Seller with such suppliers and customers are good commercial working relationships and, except as set forth on SCHEDULE 5.18, no supplier or customer of material importance to the VECTRA Waste Business has canceled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with any of the Seller, VWS or VSI or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use in the VECTRA Waste Business or its usage or purchase of the services or products of any of the Seller, VWS or VSI except for normal cyclical changes related to customers' businesses and late payments by the Seller to suppliers. The Seller has no knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with the Seller or to decrease materially or limit its services, supplies or materials to the Seller, or its usage or purchase of the Seller's services or products, and to the knowledge of the Seller, the communication of the transactions contemplated hereby will not adversely affect the relationship of the Buyer with any such supplier or customer in its continuation of the VECTRA Waste Business.

     5.19. ACQUIRED WASTE BUSINESS ASSETS COMPLETE. Except as set forth on
SCHEDULE 5.19 hereto, the Acquired Waste Business Assets, when utilized with a labor force substantially similar to that currently employed by the Seller in such business, are adequate and sufficient to conduct the VECTRA Waste Business as currently conducted by the Seller and to the Seller's knowledge in the case of the RO Systems, as proposed to be conducted by the Seller, and except that the Vitrification Equipment is not operational as of the date of this Agreement and is being transferred on an "as is, where is" basis.

     5.20. NO UNDISCLOSED LIABILITIES. Except to the extent (a) reflected or reserved against in the Audited Balance Sheet or the balance sheets included in the Interim Financials or Waste Business Financials, (b) incurred in the ordinary course of business after the date of the Audited Balance Sheet or (c) described on any Schedule hereto, the Seller has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others), which would affect the Buyer or the Acquired Waste Business Assets other than performance obligations with respect to the Waste Customer Contracts and Other Waste Contracts that would not be required to be reflected or reserved against on a balance sheet of the Seller prepared in accordance with GAAP or in the footnotes thereto.

     5.21. TAX RETURNS. Except as set forth on SCHEDULE 5.21, the Seller, VWS and VSI have filed all tax returns and reports which are required to be filed with any foreign, federal, state or local governmental authority or agency, and has paid, or made adequate provision for the payment of, all assessments received and all taxes which have or may become due under applicable foreign, federal, state or local governmental law or regulations with respect to all periods prior to the Closing Date and relating to the VECTRA Waste Business or the Acquired Waste Business Assets. Except as set forth on SCHEDULE 5.21, the Seller knows of no additional assessments since the date of such returns and reports which would affect the Buyer or the Acquired Waste Business Assets.

     5.22. DISCLOSURE. No representation or warranty by the Seller in this Agreement or in any exhibit, schedule, certificate or other document delivered or to be delivered to the Buyer pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

     5.23. BROKER. Except as disclosed on SCHEDULE 5.23, the Seller has not retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

     5.24. INVENTORY VALUE. At Closing the book value of the inventory (which for purposes of this Section 5.24 means the inventories recorded in the following balance sheet accounts: HIC-CFI; Fabric Filters-CFI; Spare Parts; On-Site HIC; and RO Systems Spare Parts) included in the Acquired Assets, determined in accordance with GAAP applied on a consistent basis, shall not be less than $650,000.

                                    Article 6
                                    ---------

                   Representations And Warranties Of The Buyer
                   -------------------------------------------

     The Buyer represents and warrants to the Seller as follows:

     6.1. ORGANIZATION OF BUYER; AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out all of the actions required of it pursuant to the terms of such Transaction Documents.

     6.2. CORPORATE APPROVAL; BINDING EFFECT. The Buyer has obtained all necessary authorizations and approvals from its Board of Directors required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer and constitutes, and the other Transaction Documents when executed and delivered by the Seller will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer, in accordance with their terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

     6.3. NON-CONTRAVENTION. The execution and delivery by the Buyer of the Transaction Documents to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of the Buyer, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of the Buyer pursuant to (i) any agreement or instrument to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer is subject.

     6.4. GOVERNMENTAL CONSENTS. Except as set forth in SCHEDULE 6.4 hereto, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Buyer of the Transaction Documents to which it is a party or for the consummation by the Buyer of the transactions contemplated hereby or thereby.

     6.5. BROKER. The Buyer has not retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement. To the Buyer's knowledge, the Buyer has not executed or entered into a confidentiality agreement regarding the Seller or the VECTRA Waste Business with any broker or agent representing the Seller.

     6.6. LITIGATION, ETC. No action, suit or proceeding is pending or to the Buyer's knowledge threatened which questions the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, except for any actions, suits, proceedings or investigations that individually or in the aggregate will not have a material adverse effect on the Buyer's ability to perform its obligations under this Agreement and the other Transaction Documents.

                                    Article 7
                                    ---------

                          Certain Transitional Matters
                          ----------------------------

     7.1. Nonassignable Contracts.
          -----------------------

          (a) To the extent that any Assumed Waste Contract is not capable of being transferred by the Seller to the Buyer pursuant to this Agreement without the consent, approval or waiver of a third person or entity (including a governmental authority), and such consent is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach thereof or a violation of any law, rule or regulation, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

          (b) Notwithstanding anything contained in this Agreement to the contrary, the Seller will not be obligated to transfer to the Buyer any of its rights and obligations in and to any of the Assumed Waste Contracts referred to in paragraph (a) without first having obtained all consents, approvals and waivers necessary for such transfers. The Seller shall use its best efforts, and the Buyer will cooperate with the Seller and use its best efforts, to obtain such consents, approvals and waivers, to resolve the impracticalities of transfer referred to in paragraph (a) and to obtain any other consents, approvals and waivers necessary to transfer to the Buyer any of such Assumed Waste Contracts. Each of the Buyer and the Seller shall bear its own expenses incurred in connection with such efforts.

          (c) In the event that such consents, approvals and waivers referred to in paragraph (a) are not obtained by the Seller and the Closing occurs, then, in the case of any Waste Customer Contract unless and until any such Waste Customer Contract is subcontracted to the Buyer as contemplated below or such Waste Customer Contract is returned to the Seller as contemplated by paragraph (e) below, the Seller and the Buyer will each use its best efforts, each at its own expense, to (i) provide to the Buyer the benefits and burdens of any Assumed Waste Contract referred to in paragraph (a), (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits and burdens to the Buyer without incurring any obligation to any other person or entity other than to provide such benefits to the Buyer, including without limitation the appointment of the Buyer as the agent of the Seller for purposes of such Assumed Waste Contract and (iii) enforce, at the request of the Buyer for the account of the Buyer any rights of the Seller arising from any such Assumed Waste Contract (including without limitation the right to elect to terminate such Assumed Waste Contract in accordance with the terms thereof upon the advice of the Buyer). The Seller and the Buyer agree that, with respect to any Waste Customer Contract of the type referred to above in this paragraph (c), if a consent to assignment cannot be obtained and a consent to subcontract is required from a third person, they will solicit such consent. If such a consent to subcontract is obtained with respect to any such Waste Customer Contract, the Seller and the Buyer will enter into a Subcontract substantially in the form of Exhibit C (a "SUBCONTRACT"), and thereafter the Buyer will complete the performance of such Waste Customer Contract pursuant to such Subcontract. If any such Subcontract is entered into, then the Seller will hold in trust for the Buyer all future payments received under the applicable Waste Customer Contract and will as promptly as practicable and in no event later than three business days remit such payments to the Buyer.

          (d) No consent, approval or waiver of a third person or entity (including a governmental authority) with respect to the transfer of, or any novation with respect to, any Assumed Waste Contract, shall cause an Excluded Liability to be deemed for purposes of this Agreement to have become an Assumed Liability or vice-versa or otherwise affect the respective rights of the Buyer and the Seller under Article 11.

          (e) If the Buyer and the Seller are unable to obtain any required consents to assign or subcontract any particular Waste Customer Contract (with any such Waste Customer Contract again referred to herein as an "UNASSIGNED CONTRACT"), and it becomes evident to the Seller and the Buyer that no such consent will be obtained, and no other mutually satisfactory arrangements are agreed to, then (i) such Unassigned Contract shall be deemed not to have been transferred to the Buyer, (ii) the Seller and the Buyer shall treat such Unassigned Contract as if the Seller and the Buyer had entered into a seconding arrangement with respect to such Unassigned Contract as of the Closing Date,
(iii) the Buyer shall convey to the Seller any and all assets relating to such Unassigned Contract including, but not limited to, all accounts receivable and unbilled receivables and cash relating to such Unassigned Contract and created after the Closing Date, and (iv) the Seller shall assume all liabilities relating to such Unassigned Contract. To implement the retroactive treatment of such Unassigned Contract as a seconded contract, the Seller and the Buyer will enter into a seconding agreement. Such seconding agreement shall be in a mutually acceptable form and shall be structured similar to the arrangement described in clauses (i)-(iii) of the first sentence of paragraph (c) above, with the effect that the Buyer bears economic responsibility for all profits and losses for such Unassigned Contract and all liabilities arising after the Closing with respect to the performance of such Unassigned Contract.

     7.2. General Assistance.
          ------------------

          (a) The Buyer agrees to provide such support (including the availability of personnel and records) as the Seller may reasonably request to assist the Seller in (i) providing warranty services on a seconded basis in connection with any of the Seller's contracts with customers, relating to the VECTRA Waste Business, that do not constitute one of the Waste Customer Contracts, (ii) defending any litigation, arbitration or other dispute-resolution proceeding relating to any casualty, personal injury, property damage, Equal Employment Opportunity Commission or other claims against the Seller constituting part of the Excluded Liabilities, (iii) pursuing claims of the Seller against insurers or other miscellaneous claims, (iv) preparing invoices with respect to and collecting the Retained Receivables as provided in
Section 7.7 and (v) assisting the Seller in closing the Seller's books for the VECTRA Waste Business. The Seller shall continue to direct all such litigation and shall be responsible for all costs (including legal fees and expenses incurred in connection therewith). The Seller agrees to pay the personnel costs of the Buyer (based on the Reimbursement Rate (as defined in Article 12)) and out-of-pocket expenses (including fees and expenses of consultants), in all cases promptly after submissions of invoices in reasonable detail as a monthly basis.

          (b) The Seller agrees to provide such support (including the availability of personnel and records) as the Buyer may reasonably request to assist the Buyer in

(i) defending any litigation, arbitration or other dispute-resolution proceeding relating to any casualty, personal injury, property damage, Equal Employment Opportunity Commission or other claims (other than Excluded Liabilities) or (ii) pursuing claims against insurers or other miscellaneous claims. The Buyer shall direct all such litigation and shall be responsible for all costs (including legal fees and expenses incurred in connection therewith). As part of the foregoing support the Seller agrees to use its best efforts consistent with its current compensation structure to keep the employees listed on SCHEDULE 7.2(b) hereto available to provide transitional support to the Buyer for a period of sixty (60) days after the Closing. The Buyer agrees to pay the personnel costs of the Seller (based on the Reimbursement Rate) and out-of-pocket expenses (including fees and expenses of consultants), in all cases promptly after submissions of invoices in reasonable detail on a monthly basis.

     7.3. HIRING EMPLOYEES.

          (a) At the Closing the Buyer will offer employment to the employees of the Seller listed on SCHEDULE 7.3 hereto. The employees accepting such offer are referred to below as the "ASSUMED EMPLOYEES".

          (b) The Seller shall retain all responsibility (including all responsibility for severance) for all employees of the Seller other than the Assumed Employees. The Buyer shall have all responsibility for severance to any Assumed Employee. In addition, the Seller shall retain all responsibility to its employees (including the Assumed Employees with respect to all periods prior to the Closing) under the Employee Benefit Plans. Nothing in this Agreement shall obligate the Buyer to make any offer of employment to anyone other than an Assumed Employee or, except as provided in paragraph (c) below, to provide continued employment to any employee of the Seller, whether or not the subject of an employment offer from the Buyer, for any specified period of time following the Closing Date, or to maintain the same terms of employment (including compensation and benefits) for any specified period of time following the Closing Date. The Buyer will offer employment as of the Closing Date only to the persons listed on SCHEDULE 7.3.

          (c) The Buyer agrees that, for a period of 60 days after the Closing Date, it will not cause any of the Assumed Employees hired by it to suffer "employment loss", excluding any employment loss in connection with the completion of a project as contemplated by 29 U.S.C. [section]2103, for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. [sections]2101-2109, and related regulations (the "WARN ACT") if such employment loss could create any liability for the Seller, unless the Buyer delivers notices under the WARN Act in such a manner and at such a time that the Seller bears no liability with respect thereto. The Seller agrees that, for a period of 60 days after the Closing Date, it will not cause any of its employees to suffer an "employment loss", excluding any employment loss in connection with the termination of a project as contemplated by 29 U.S.C. [section]2103, for purposes of the WARN Act if such employment loss could result in any liability for the Buyer, unless the Seller delivers notices under the WARN Act in such a manner and at such a time that the Buyer bears no liability with respect thereto.

          (d) On the next regularly scheduled pay date after the Closing, the Seller will pay the Assumed Employees all amounts due under the Employee Benefit Plans, the Seller's policies and applicable Laws for items that have accrued to the Closing Date.

          (e) The Seller agrees to provide reasonable cooperation to the Buyer in connection with the transition by the Assumed Employees and their dependents and beneficiaries to the medical and dental benefits coverage offered by the Buyer. To the extent not prohibited by applicable Laws or any confidentiality obligations of the Seller, this cooperation will include the provision by the Seller to the Buyer or the Buyer's insurers of information regarding any pre-existing conditions of the Assumed Employees or any of their dependents or beneficiaries.

     7.4. UNDISCLOSED CONTRACTS. If the Buyer learns that the Seller failed (whether or not inadvertently) to list any customer contract on SCHEDULE 1.1(f) (list of Waste Customer Contracts), other than any contract the performance of which has been completed, then the Buyer shall have the option to treat such contract as a Waste Customer Contract for all purposes under this Agreement.

     7.5. Access To Books and Records.
          ---------------------------

          (a) The Seller agrees to cooperate with the Buyer and make available to the Buyer, and permit the Buyer to make copies of, all books and records of the Seller relating to the VECTRA Waste Business which are not delivered to the Buyer pursuant to this Agreement (including, but not limited to, correspondence, memoranda, books of account and the like) and relating to (i) events occurring prior to the Closing and relating to the VECTRA Waste Business and (ii) transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to the Closing and relating to the VECTRA Waste Business.

          (b) The Buyer agrees to cooperate with the Seller and to make available to the Seller, and permit the Seller to make copies of, such documents, books, records or information relating to the Acquired Waste Business Assets or the VECTRA Waste Business prior to the Closing as the Seller may reasonably require after the Closing in connection with any tax determination, matter or claim or contractual obligations to third parties, or to defend or prepare for the defense of any claim against the Seller or to prosecute or prepare for the prosecution of claims against third parties by the Seller relating to the conduct by the Seller of the VECTRA Waste Business or in connection with any governmental investigation of the Seller.

          (c) The Buyer and the Seller will each direct its employees to render any assistance which the other party may reasonably request in examining or utilizing records referred to in this Section 7.5, provided that each party shall be reimbursed by the other for any out-of-pocket expenses which it may incur in rendering the services provided for in this Section 7.5. In addition, to the extent that any records referred to in this Section 7.5 retained by the Seller and any records referred to in this Section 7.5 transferred to the Buyer are located in the same third-party storage facilities, the Buyer and the Seller shall enter into mutually acceptable arrangements regarding the sharing of costs, security procedures and similar matters. In addition, to the extent that either the Buyer or the Seller concludes at any time more than sixty (60) days after the Closing Date in its reasonable judgment that its personnel have been devoting significantly more time providing the services referred to in paragraph
(a) or paragraph (b) above than the personnel of the other party, the Buyer and the Seller will agree on mutually acceptable reimbursement provisions to reflect such disparity.

          (d) The Buyer and the Seller each agrees to preserve and protect all books, records, files and data referred to in Section 1.1(j), paragraph (a) above or paragraph (b) above for a period of two (2) years after the Closing Date. During such period the Buyer and the Seller will not destroy any such records without giving at least thirty (30) days' notice to the other party. Upon receipt of such notice, such other party may (i) cause to be delivered to it the records intended to be destroyed, at such other party's expense or (ii) notify the first party that such other party will pay the cost of storing and maintaining such books and records (including any necessary costs of moving such books and records to a location under control of such other party).

          (e) The Seller will keep all information referred to in this Section
7.5 confidential in accordance with Section 10.1.

     7.6. AUDIT RIGHTS. The Seller and the Buyer agree that, in order to verify compliance by the other with the various obligations under this Agreement, each shall have the right at its cost, upon reasonable prior notice, to audit the relevant records of the other in order to determine whether the other party has complied with its obligations under this Agreement.

     7.7. COLLECTION OF ACCOUNTS RECEIVABLE. (a) During the 75-day period beginning on the Closing Date the Seller will collect all the Retained Receivables, except that portion to be collected by the Buyer pursuant to
Section 7.17. The Seller will provide such information relating to such Retained Receivables and the Seller's collection efforts as the Buyer may reasonably request from time to time, and will in any event deliver to Buyer, at least once per month, a reasonably detailed report of collections. In addition, the Buyer shall be entitled to review the Seller's proposed invoices relating to the Retained Receivables to be collected by the Seller prior to mailing. The Seller will collect and manage such Retained Receivables on a basis consistent with the past practice of the VECTRA Waste Business. The Seller will not initiate any adversarial action against any account debtor on a

Retained Receivable without first discussing such proposed action with the Buyer and obtaining the Buyer's consent, which will not be unreasonably withheld or delayed. The Buyer will provide reasonable assistance to the Seller in connection with such collection efforts. The Seller will compensate the Buyer for employees used in its billing and collection efforts (based on the Reimbursement Rate) and reimburse the Buyer for any out-of-pocket costs (including fees and expenses of consultants). Any such reimbursement shall be made promptly by the Seller after receipt of appropriate supporting documentation. The Buyer will designate a single representative to act as liaison with the Seller and to monitor the Seller's collection efforts pursuant to this Section 7.7.

          (b) At the end of the 75-day period referred to above, the Seller shall cease its collection efforts with respect to the Retained Receivables to be collected by the Seller. Thereafter, at the request of the Seller the Buyer will attempt to collect any unpaid Retained Receivable. The Buyer will make such collection efforts consistent with its practices for managing and collecting its own account receivables. The Seller will compensate the Buyer for employees used in its collection efforts (based on the Reimbursement Rate) and reimburse the Buyer for any out-of-pocket costs (including fees and expenses of consultants). The Seller will designate a single representative to act as liaison with the Buyer and to monitor the Buyer's collection efforts pursuant to this Section
7.7. The Buyer will provide such information relating to the Retained Receivables and the Buyer's collection efforts as the Seller may reasonably request from time to time, and will in any event deliver to Seller, at least once per month, a reasonably detailed report of collections.

          (c) All cash, checks or other property which the Buyer shall receive in respect of the Retained Receivables (whether during or after the 75-day period when the Seller will collect the Retained Receivables on its own behalf) shall be held by the Buyer separate and apart from its own property and delivered, in the form received, to the Seller as promptly as practical (and not later than three business days after receipt).

     7.8. REMOVAL OF EXCLUDED EQUIPMENT. Within thirty (30) days after the Closing Date, the Seller will remove from the Owned Real Property all of those items described on SCHEDULE 1.2(j) hereto and located on the Owned Real Property, subject to Section 7.18 in the case of the RVR 7200 described therein. The Seller shall effect such removal in compliance with all applicable Laws (as defined in Article 12). As between the Buyer, on the one hand, and the Seller, on the other hand, effective as of the Closing the Seller shall be responsible for the disposal of all such equipment and shall complete such disposal in compliance with all applicable Laws.

     7.9. EQUIPMENT DISPOSAL. As between the Buyer, on the one hand, and the Seller, on the other hand, effective as of the Closing the Buyer shall be responsible for the disposal of all Equipment and Vitrification Equipment transferred to the Buyer and, if the Buyer chooses to or is required to dispose of any such Equipment, it shall complete such disposal in compliance with all applicable Laws.

     7.10. Audits.
           ------

          (a) In the event that the Buyer requires audited financial statements for the VECTRA Waste Business, the Seller will obtain audited financial statements for the VECTRA Waste Business on behalf of the Buyer satisfying the requirements of Molten Metal Technology, Inc., a Delaware corporation and the parent of the Buyer ("MMT"), under Item 7 of Form 8-K (the "AUDITED FINANCIALS"). The Seller will cause the Audited Financials to be prepared as promptly as practicable but in any event in time for MMT to satisfy its obligations under Item 7 of Form 8-K. The Seller will cause its independent accountants, Ernst & Young LLP ("E&Y"), to provide whatever consents and audit opinions are required in order for MMT to file the Audited Financials as part of its filings under the Securities Exchange Act of 1934, as amended, or as part of any registration statement filed under the Securities Act of 1933, as amended. The Seller agrees to allow MMT and the Buyer reasonable participation in the audit process, and the right to review and approve the terms of the Seller's engagement letter with E&Y.

          (b) The Buyer agrees to reimburse the Seller for the cost of Seller's personnel involved in preparing the Audited Financials (based on the Reimbursement Rate) plus out-of-pocket expenses (including fees and expenses of consultants). In addition, the Seller agrees to pay for the cost of E&Y auditing the Audited Financials, to the extent incurred in accordance with the engagement letter referred to in paragraph (a) above, and providing any consents and opinions referred to in paragraph (a) above.

     7.11. QUALITY ASSURANCE. The Seller will make available to the Buyer the Seller's quality assurance program pursuant to the procedures and for the period described in EXHIBIT D hereto.

     7.12. GUARANTIES AND INDEMNITIES. Attached as SCHEDULE 7.12 is a list of existing bonds, letters of credit, guaranties and similar credit supports outstanding in connection with the Assumed Waste Contracts (the "SUPPORT AGREEMENTS"). The Buyer agrees to reimburse the Seller for the material deposit listed on SCHEDULE 7.12 and agrees to use commercially reasonable efforts, which will not include the payment of any consent fee or similar amount, but which will include the provision of substitute security of like character, quality and amount, to obtain the release of the Seller from those other Support Agreements listed on SCHEDULE 7.12. The Buyer will consult with the Seller from time to time concerning the progress made with respect to any such releases, and will permit the Seller reasonable participation in such process. In the event that any such Support Agreements are not released prior to the Closing, the Buyer will indemnify the Seller with respect to such Support Agreements on the terms set forth in Section 11.2(ii)(F).

     7.13. OFFICE SPACE. The Seller agrees to let the Buyer use the Seller's office space located in Columbia, South Carolina. The Buyer agrees to pay the Seller rent at the rate of $6,675 per month for such access. The Buyer may terminate its right to access at any time.

The Seller may terminate this access at any time more than 60 days after the Closing Date upon 15 days prior notice.

     7.14. PROPERTY TAXES. With respect to real property taxes on the Owned Real Property and personal property taxes on any of the Equipment, the Seller shall be responsible for the period prior to the Closing Date and the Buyer shall be responsible for the period on and after the Closing Date.

     7.15. NON-SOLICITATION. (a) Except as provided below or in Section 7.3, for a period ending on the first anniversary of the Closing Date the Buyer and its Affiliates (which does not include M4 Environmental L.P. or its general partner (collectively, "M4") for purposes of this Section 7.15), shall not, without the prior written consent of the Seller, directly or indirectly, solicit the employment of or employ or offer to employ any employee of the Seller; PROVIDED THAT the Buyer and its Affiliates may solicit the employment of any persons after their employment has been terminated by the Seller. In addition, during this period the Buyer and its Affiliates will not solicit any employees of the Seller on behalf of M4 if the Buyer could not do so on its own behalf pursuant to the preceding sentence.

         (b) For a period ending on the first anniversary of the Closing Date, neither the Seller nor its Affiliates shall, without the prior written consent of the Buyer, directly or indirectly, solicit the employment of or employ or offer to employ any employee of the Buyer or MMT including, without limitation, any Assumed Employee; PROVIDED THAT the Seller and its Affiliates may solicit the employment of or offer employment to any persons after their employment has been terminated by the Buyer or MMT.

     7.16. LICENSE. Effective upon the Closing, the Seller hereby grants to the Buyer a non-exclusive, fully paid, worldwide, perpetual license to use all of the Seller's currently existing Intellectual Property (i) relating to the "10-140 cask" or (ii) required to use, lease or operate the "P.A.S casks" included as part of the Equipment. The Buyer recognizes that the "10-140 cask" is in development and is substantially incomplete. This license shall include the right to sublicense. At or promptly after the Closing the Seller will provide the Buyer with copies of all documents and records in the Seller's possession or to which the Seller has access relating to the foregoing Intellectual Property.

     7.17. JANUARY RECEIVABLES. (a) With respect to Retained Receivables relating to services performed and goods sold during the period from and including January 1, 1997 to but excluding the Closing Date, the Buyer agrees to include the amount of such unbilled receivables and work in process in the Buyer's invoices to be sent to customers for the month of January. Such invoices shall be prepared jointly by the Buyer and the Seller and sent to customers by February 27, 1997. The Buyer will collect such receivables on the same basis as set forth in Section 7.7(b) and will remit any collections on such invoices attributable to Retained Receivables on the basis provided in Section 7.7(c).

     7.18. RVR 7200. With respect to the RVR 7200 listed on SCHEDULE 1.2(j), the Buyer will cause its personnel to dismantle the RVR 7200, separate the contaminated from the noncontaminated portions, and "free release" the noncontaminated portions. With respect to the contaminated portions, the Buyer and the Seller will solicit at least three bids from vendors for disposal. The Seller will select one bid, contract with the selected vendor for disposal and be responsible for such disposal. The Buyer will bear the costs of its personnel providing services pursuant to this Section 7.18. However, the Seller will reimburse the Buyer for any out-of-pocket expenses.

     7.19. COMED. The Seller agrees that, within one (1) business day after the Closing Date, it will perform its payment obligations to the Commonwealth Edison Company ("COMED") referred to in Section 2 of the ComEd Letter Agreement (as defined in Section 8.12).

                                    Article 8
                                    ---------

                   Conditions Precedent To Buyer's Obligations
                   -------------------------------------------

     The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

     8.1. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by the Seller in or pursuant to this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality standard contained in such representation or warranty) at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

     8.2. COMPLIANCE WITH AGREEMENT. The Seller shall have performed and complied in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such obligations) with all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

     8.3. NO CHANGE. Insofar as it relates to the VECTRA Waste Business, the business, assets or properties of the Seller shall not have been, and shall not be threatened to be, adversely affected in any way as a result of fire, explosion, earthquake, disaster, labor trouble or dispute, change in business organization, any action by the United States or any other governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy. Except as disclosed in any of the SCHEDULEs hereto, insofar as it relates to the VECTRA Waste Business since the date of this Agreement there shall not have occurred any material adverse change in the condition (financial or otherwise), operations, business, prospects or assets of the Seller or imposition of any laws, rules or regulations which, insofar as it relates to the VECTRA

Waste Business, would materially adversely affect the condition (financial or otherwise), operations, business, prospects or assets of the Seller.

     8.4. SELLER'S CERTIFICATE. The Seller shall have delivered to the Buyer in writing, at and as of the Closing, a certificate duly executed by its President and Chief Financial Officer, in form and substance satisfactory to the Buyer and the Buyer's counsel, certifying that the conditions in each of Section 8.1, 8.2 and 8.3 have been satisfied.

     8.5. APPROVALS. All corporate, stockholder and other approvals in connection with the transactions contemplated by this Agreement and the form and substance of all certificates and other documents delivered hereunder shall be reasonably satisfactory in form and substance to the Buyer and its counsel.

     8.6. NO LITIGATION. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     8.7. OPINION. Preston Gates & Ellis LLP, counsel to the Seller, shall have delivered to the Buyer a legal opinion in the form of EXHIBIT E hereto.

     8.8. ENVIRONMENTAL REPORT. The Buyer shall have obtained, at its own expense, a report, in form and substance satisfactory to it, of an environmental engineering firm satisfactory to the Buyer, as to compliance of the Owned Real Property with all applicable environmental statutes, rules and regulations, including without limitation the absence of any oil or hazardous waste or radioactive contamination on the Owned Real Property. The Buyer agrees to furnish a copy of this report to the Seller.

     8.9. INSURANCE. The Buyer shall have obtained insurance of the types and in the amounts set forth on SCHEDULE 8.9 and with premiums to be generally consistent with those paid by the Seller currently, and such insurance shall be in full force and effect.

     8.10. LICENSES AND PERMITS. The Buyer shall have obtained the licenses and permits listed on SCHEDULE 8.10, and such licenses and permits shall be in full force and effect.

     8.11. INVENTORY. The Buyer shall have received evidence reasonably satisfactory to it that the level of the Seller's inventory for the VECTRA Waste Business is not less than the amount referred to in Section 5.24.

     8.12. COMMONWEALTH EDISON COMPANY. The Seller shall have entered into a letter agreement with ComEd in the form of EXHIBIT F hereto (the "COMED LETTER AGREEMENT").

     8.13. PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to the Buyer and the Buyer's counsel, and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

                                    Article 9
                                    ---------

                  Conditions Precedent To Seller's Obligations
                  --------------------------------------------

     The obligation of the Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

     9.1. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality standard contained in such representation or warranty) at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

     9.2. COMPLIANCE WITH AGREEMENT. The Buyer shall have performed and complied in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such obligations) with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

     9.3. CLOSING CERTIFICATE. The Buyer shall have delivered to the Seller in writing, at and as of the Closing, a certificate duly executed by each of the President and Treasurer of the Buyer, in form and substance satisfactory to the Seller and the Seller's counsel, to the effect that the conditions in each of Sections 9.1 and 9.2 have been satisfied.

     9.4. NO LITIGATION. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     9.5. OPINION. Bingham, Dana & Gould LLP, counsel to the Buyer and MMT, shall have delivered to the Seller a legal opinion in the form of EXHIBIT G hereto.

     9.6. COMED. The Seller shall have entered into the ComEd Letter Agreement.

     9.7. PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Seller in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to the Seller and its counsel, and the Seller shall have received the originals or certified or other copies of all such records and documents as the Seller may reasonably request.

                                   Article 10
                                   ----------

                                Certain Covenants
                                -----------------

     10.1. CONFIDENTIAL INFORMATION. At all times from and after the Closing Date, the Seller shall keep secret and maintain in strictest confidence and shall not use for its benefit or for the benefit of others any confidential or proprietary information relating to the VECTRA Waste Business, including, without limitation, all Intellectual Property (whether or not transferred to the Buyer as part of the Intangibles) and files and records, other than any of such information that is in the public domain prior to the date of this Agreement or thereafter comes into the public domain (unless any of such information is in or becomes in the public domain in whole or in part due to action or inaction of the Seller in violation of this Agreement). The foregoing shall not prohibit use of such information as is required by applicable Law, or as is necessary to prepare Tax returns or other filings with governmental authorities for the period (including all prior taxable years) ending on and including the Closing Date, or to assert or protect any rights of the Seller under this Agreement, PROVIDED that the Buyer is given notice and an adequate opportunity to contest such disclosure or to use any means available to minimize such disclosure (E.G., the "confidential treatment" provisions of Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended).

          (b) At all times from and after the Closing Date, the Buyer shall keep secret and maintain in strictest confidence and shall not use for its benefit or for the benefit of others any confidential or proprietary information relating to the Fuels Business, including, without limitation, all Intellectual Property and files and records, other than any of such information that is in the public domain prior to the date of this Agreement or thereafter comes into the public domain (unless any of such information is in or becomes in the public domain in whole or in part due to action or inaction of the Buyer in violation of this Agreement) and except to the extent such disclosure is required by applicable Law, PROVIDED that the Seller is given notice and an adequate opportunity to contest such disclosure or to use any means available to minimize such disclosure (E.G., the "confidential treatment" provisions of Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended).

     10.2. NONCOMPETITION.

          (a) The Seller agrees that for a period of three (3) years after the Closing Date (the "RESTRICTED PERIOD"), it shall not engage directly or indirectly, whether individually or as a consultant, partner, owner or stockholder of a corporation, in the (i) handling, processing, transportation or disposal of Low Level Radioactive Waste (as defined below), (ii) the design, engineering, manufacture or leasing of processing equipment for Low Level Radioactive Waste, including without limitation demineralization, dewatering, reverse osmosis and evaporation equipment, or (iii) the design, engineering, manufacture or leasing of casks or other containers which are duplicates of the casks and other containers included as part of the Equipment, other than the so-called "P.A.S. cask" listed on
SCHEDULE 1.1(a). Notwithstanding the foregoing, nothing herein shall prohibit the Seller from owning, directly or indirectly, less than fifteen percent (15%) of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market. In addition to the foregoing, at no time in the future will the Seller represent to any Person that the Seller still owns or operates the VECTRA Waste Business or is the successor in interest of the VECTRA Waste Business.

          (b) For purposes of this Article 10, "Low Level Radioactive Waste" means any of (i) ion exchange media used to remove radionuclides from radioactive liquids, (ii) radioactive water and other liquids and radioactive sludges, filter media and cartridges, carbon absorbers, sediments, precipitates or organically contaminated aqueous streams and (iii) "dry active waste" -- paper, plastics, clothes and similar materials that have become radioactively contaminated.

          (c) Notwithstanding the provisions of subsection 10.2(a) above, the Seller shall not be precluded from participating in a teaming agreement where other members of such team would provide services or products prohibited to the Seller by the provisions of subsection 10.2(a), provided that the Seller does not directly or indirectly provide such restricted products or services or otherwise violate the provisions of subsection 10.2(a).

          (d) At no time in the future will the Buyer represent to any Person that the Buyer runs or operates the Fuels Business or is the successor in interest of the Fuels Business.

          (e) It is recognized by the parties hereto that damages for breaches of covenants of the nature contained in Section 10.1 and this Section 10.2 are difficult if not impossible precisely to prove; therefore, it is agreed that Sections 10.1 and this Section 10.2 shall be enforceable by mandatory injunction, in addition to any other remedy available to the Buyer or the Seller under this agreement or at law or equity. If any of the restrictions contained in Section 10.1 and this Section 10.2 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provision hereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce Section 10.1 and this Section 10.2 in its reduced form for all purposes in the manner contemplated hereby.

     10.3. PREFERRED PROVIDER. (a) The Seller agrees that during the Restricted Period it shall use the Buyer as its preferred provider for the handling, processing, transportation and disposal of Low Level Radioactive Waste. As the preferred provider, in the event any customer of the Seller or any of its Subsidiaries requests any services that include the handling, processing, transportation or disposal of Low Level Radioactive Waste, the Seller will refer such opportunity to the Buyer and permit the Buyer a reasonable opportunity to bid on such services (either directly or in a teaming arrangement with the Seller).

          (b) The Buyer agrees that during the Restricted Period it shall use the Seller as its preferred provider for any transportation casks. As the preferred provider, in the event any customer of the Buyer or any of its Subsidiaries requests any services that include the design or engineering of transportation casks, the Buyer will refer such opportunity to the Seller and permit the Seller a reasonable opportunity to bid on such services (either directly or in a teaming arrangement with the Buyer).

     10.4. IF-300. The Seller agrees that during the Restricted Period it will at the request of the Buyer, and subject to availability, lease to the Buyer the Seller's IF-300 transportation casks at the most favorable rate and terms then offered by the Seller to third parties.

                                   Article 11
                                   ----------

                                 Indemnification
                                 ---------------

     11.1. INDEMNITY BY THE SELLER. Subject to the provisions of Sections 11.3 to 11.9, the Seller agrees to indemnify and hold the Buyer and its Affiliates harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel (collectively, the "LOSSES"), related to or arising directly or indirectly out of any of the following:

                    (i) any failure or any breach by the Seller of any representation or warranty, covenant, obligation or undertaking made by the Seller in this Agreement or in any of the agreements attached as an exhibit hereto or the certificate to be delivered pursuant to
          Section 8.4;

                    (ii) any claim, liability, obligation or damage with respect to the Excluded Liabilities, including without limitation the following:

                    (A) except for the Buyer's obligations under Sections 7.9
               and 7.18, any actual or alleged liability for the cleanup or removal of, or for death or injury to person or property as a result of the release, presence, emission, transportation or discharge of, any Hazardous Substance or radioactive material relating to or affecting the Acquired Waste Business

               Assets or the VECTRA Waste Business, to the extent such liability arises out of any matter that occurred or existed on or before the Closing Date; PROVIDED that, this subparagraph (A) shall not apply to any release or presence at, on or into the Owned Real Property of any Hazardous Substance or radioactive material at any time prior to the Closing Date;

                    (B) any actual or alleged liability for death or injury to person or property as a result of any actual or alleged defect in any product sold or services rendered by any of the Seller, VWS or VSI on or prior to the Closing Date;

                    (C) any contractual product or service warranty claims
               arising out of defects in any product sold or services rendered by any of the Seller, VWS or VSI prior to the Closing Date;

                    (D) except as provided in Section 13.2, any actual or
               alleged liability for Taxes of any of the Seller, VWS or VSI;

                    (E) any actual or alleged violation of Law by the Seller,
               VSI or VWS;

                    (F) any actual or alleged breach or nonperformance by the
               Seller, VSI or VWS of any agreement or contract to which any of them is a party or by which any of their assets is bound, including any breach or nonperformance of any Assumed Waste Contract prior to the Closing; and

                    (G) any claim, obligation or liability arising in connection with the employment or termination of employment of any persons in the VECTRA Waste Business on or before the Closing Date, including any workmen's compensation claims, any employee grievances, any liabilities with respect to pension, medical or other employment benefits and any liabilities for accrued vacation, bonus or severance payments arising as a result of the consummation of the transactions contemplated by this Agreement; or

                    (iii) except for the Assumed Liabilities, any claim or liability arising under the bulk sales laws of any jurisdiction in connection with transactions contemplated by this Agreement (in view of such indemnification obligation the Buyer hereby waives the Seller's compliance with any such bulk sales laws as a condition to the Closing hereunder).

     11.2. INDEMNITY BY THE BUYER. Subject to the provisions of Sections 11.3 to 11.9, the Buyer agrees to indemnify and hold the Seller and its Affiliates harmless from and with respect to any and all Losses, related to or arising directly or indirectly out of any of the following:

                    (i) failure or breach by the Buyer of any representation or warranty, covenant, obligation or undertaking made by the Buyer in this Agreement or in any of the agreements attached as exhibits hereto or the certificate to be delivered pursuant to Section 9.3; or

                    (ii) except to the extent subject to the Seller's indemnification obligations under Section 11.1, any claim, liability, obligation or damage arising out of the activities of the Buyer conducted after the Closing with the Acquired Waste Business Assets, including the following:

                    (A) except for the Seller's obligations under Section 7.8
               and Section 7.18, any actual or alleged liability for the cleanup or removal of, or for death or injury to person or property as a result of the release, presence, emission, transportation or discharge of, any Hazardous Substance or radioactive material relating to or affecting the Acquired Waste Business Assets or the VECTRA Waste Business, to the extent such liability arises out of any matter that occurred after the Closing Date;

                    (B) any actual or alleged liability for death or injury to person or property as a result of any actual or alleged defect in any product sold or services rendered by the Buyer after the Closing Date;

                    (C) any contractual product or service warranty claims
               arising out of defects in any product sold or services rendered by the Buyer after the Closing Date;

                    (D) any actual or alleged liability for Taxes of the Buyer for any period after the Closing;

                    (E) any actual or alleged violation of Law by the Buyer
               after the Closing Date;

                    (F) any failure to perform the Assumed Liabilities; and

                    (G) any claim, obligation or liability arising in connection with the employment or termination of employment of any of the Assumed Employees after the Closing Date, including any workmen's compensation claims, any employee grievances, any liabilities with respect to pension, medical or other employment benefits and any liabilities for accrued vacation, bonus or severance payments as a result of the consummation of the transactions contemplated by this Agreement, but excluding any claims under any of the Seller's Employee Benefit Plans.

     11.3. TIME LIMITATIONS. Neither the Seller nor the Buyer shall be liable to the other under this Article 11 for any claim relating to a breach of any representation or warranty referred to in Section 11.1(i) or Section 11.2(i) unless, (i) in the case of any claim arising under any of Sections 5.4, 5.5, 5.6, 5.7, 5.8, 5.11, 5.12, 5.13, 5.14, 5.16, 5.18, 5.19, 5.20 and 5.22 (each a
"SPECIFIED MISREPRESENTATION CLAIM"), the claim is asserted in writing by the party seeking indemnification hereunder no later than March 31, 1998, and (ii) in the case of any claim arising under Section 11.1(i) and relating to Section
5.21 or under Section 11.1(ii)(D) (a "TAX CLAIM"), not later than three (3) months after the expiration of the applicable statute of limitations with respect to the tax matter to which the Tax Claim relates, as such limitation period may be extended from time to time. Any (x) claim for indemnification arising under Section 11.1(i) or Section 11.2(i) other than a Specified Misrepresentation Claim or a Tax Claim, and (y) any claim for indemnification under Sections 11.1(ii) (other than a Tax Claim) or 11.1(iii) or 11.2(ii) may be made at any time in the future, subject to any applicable statute of limitations.

     11.4. MATERIALITY STANDARDS; DOLLAR THRESHOLDS.

          (a) For purposes of determining those Losses arising from breaches of representations, warranties or covenants that will be considered immaterial in nature and accordingly not subject to indemnification hereunder, the Buyer and the Seller have agreed to use predictable dollar thresholds as provided in this paragraph (a). Accordingly, the Buyer and the Seller agree that with respect to any representation, warranty or covenant referred to in Section 11.1(i) or 11.2(i), if such representation, warranty or covenant contains a materiality qualification (E.G., "material," "materially," "material to the VECTRA Waste Business," "in all material respects," or similar qualifiers), such materiality qualification shall be deemed to have been met, and such representation, warranty or covenant shall be deemed to have been breached, if the Buyer and its Affiliates or the Seller and its Affiliates, as applicable, incurs or is alleged to have incurred Losses in excess of $25,000 in connection with the matter or event to which such representation, warranty or covenant relates.

          (b) Neither the Seller nor the Buyer shall be liable to the other for any Specified Misrepresentation Claim if the total Losses with respect to such Specified Misrepresentation Claim do not exceed $25,000 ("MINOR CLAIMS").

          (c) The Seller shall not be liable to the Buyer and its Affiliates for any Specified Misrepresentation Claims unless and until the total Losses suffered by the Buyer and its Affiliates with respect to all Specified Misrepresentation Claims exceeds $100,000, excluding Losses with respect to Minor Claims, and then only to the extent of such excess. The Buyer shall not be liable to the Seller and its Affiliates for any Specified Misrepresentation Claims unless and until the total Losses suffered by the Seller and its Affiliates with respect to all Specified Misrepresentation Claims exceeds $100,000, excluding Losses with respect to Minor Claims, and then only to the extent of such excess.

          (d) The total amount payable by the Seller under Section 11.1(i) with respect to all Specified Misrepresentation Claims shall be the Purchase Price. The total amount payable by the Buyer under Section 11.2(i) with respect to all Specified Misrepresentation Claims shall be the Purchase Price.

          (e) No claim for indemnification under Section 11.1 or Section 11.2, other than a Specified Misrepresentation Claim, shall be subject to any threshold amount or deductible amount or cap on liability.

     11.5. CLAIMS.

          (a) Any party seeking indemnification hereunder (the "INDEMNIFIED PARTY") shall promptly notify the other party hereto obligated to provide indemnification hereunder (the "INDEMNIFYING PARTY") of any action, suit, proceeding, demand or breach (a "CLAIM") with respect to which the Indemnified Party claims indemnification hereunder, PROVIDED that failure of the Indemnified Party to give such notice shall not relieve any Indemnifying Party of its obligations under this Article 11 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "THIRD PARTY CLAIM"), upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim, and if and only if each of the following conditions is satisfied, the Indemnifying Party may assume the defense of such Third Party Claim, and in the case of such an assumption the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party
Claim:

                    (i) the Indemnifying Party confirms in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

                    (ii) the Indemnified Party does not give the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable; and

                    (iii) the Indemnifying Party establishes to the reasonable satisfaction of the Indemnified Party that the Indemnifying Party has (and will continue to have) adequate financial resources to satisfy and discharge such action or claim.

          The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

          (b) Notwithstanding the foregoing provisions of this Section 11.5, (i) no Indemnifying Party shall be entitled to settle any Third Party Claim without the Indemnified Party's prior written consent unless as part of such settlement the Indemnified Party is released in writing from all liability with respect to such Third Party Claim and (ii) no Indemnified Party shall be entitled to settle any Third Party Claim without the Indemnifying Party's prior written consent unless as part of such settlement the Indemnifying Party is released in writing from all liability with respect to such Third Party Claim.

          (c) In the event one party hereunder should have a claim for indemnification that does not involve a Third-Party Claim, the party seeking indemnification shall promptly send notice of such Claim to the other party. If the latter disputes such Claim, such dispute shall be resolved by agreement of the parties.

     11.6. METHOD AND MANNER OF PAYING CLAIMS; SET-OFF. Subject to the Indemnifying Party's right pursuant to Section 11.5 to defend, negotiate, compromise and settle a Third Party Claim, the amount of any Claim shall be paid by the Indemnifying Party forthwith on demand. The unpaid balance of a Claim shall bear interest at The First National Bank of Boston's "Base Rate" as in effect from time to time plus 2% from the date notice thereof is given by the Indemnified Party to the Indemnifying Party; provided that the Indemnifying Party shall only be obligated to pay interest on that portion of such Claim ultimately determined to be owed to the Indemnified Party. Any amounts owed by the Seller to the Buyer or one of its Affiliates (whether under this Agreement or otherwise) may be set off in satisfaction of amounts owed by the Buyer or one of its Affiliates to the Seller (whether under this Agreement or otherwise) and vice versa.

     11.7. STRADDLE CLAIMS. With respect to the indemnification obligations of the Seller and the Buyer under this Article 11, to the extent that any matter, event or occurrence exists both before and after the Closing Date, such that the Buyer and the Seller could both be entitled to indemnification with respect thereto (such as an ongoing violation of workplace safety rules with respect to which the Seller or the Buyer is assessed a fine attributable to both pre-Closing and post-Closing periods), the respective indemnification obligations of the Buyer and the Seller shall be equitably apportioned between the Buyer and the Seller based on respective lengths of time, comparative opportunity to correct or prevent such matter or occurrence, whether or not the underlying matter or occurrence also gives rise to a breach of any of the representations and warranties made by any party to this Agreement or other equitable factors.

     11.8. COMED. With respect to Purchase Order Nos. 356371 and 357372 with ComEd and ComEd Specification NEC-99-5052 (collectively, the "COMED CONTRACTS"), notwithstanding any other provision of this Article 11, in no event shall the Buyer be entitled to indemnification under Article 11 for any claim relating to the terms and provisions of the ComEd Contracts or the future profitability of the ComEd Contracts.

     11.9. INSURANCE PROCEEDS.

          (a) No Indemnified Party shall be obligated to pursue or collect from any insurer prior to making a claim for indemnification pursuant to this Article 11 and no Indemnifying Party shall be entitled to postpone performance of any indemnification obligation under this Article 11 while an insurance claim is pending. However, without limiting any of the provisions of Sections 11.1 through 11.8, in connection with any matter subject to indemnification under this Article 11, all parties shall cooperate with each other in giving notice of any claim to any insurer (including an insurer of an Indemnified Party) and shall provide reasonable assistance in the collection of any such claim; PROVIDED, HOWEVER, that there is no duty to provide notice, cooperate or assist with respect to an Indemnified Party's insurance policies where the Indemnified Party determines in its sole discretion that such notice, cooperation or assistance could invalidate any portion of the coverage available under such policy or result in the imposition of retroactive premiums or prospective premium increases. In addition, if an Indemnified Party makes such a determination after it has notified its insurer, it shall be entitled to retract such notice.

          (b) If an Indemnified Party actually receives insurance proceeds, the amount for which such Indemnified Party is entitled to indemnification under this Article 11 shall be reduced appropriately. In the event an Indemnified Party receives insurance proceeds after being paid by the Indemnifying Party with respect to an indemnifiable matter under this Article 11, the Indemnified Party will remit such proceeds to the Indemnifying Party, up to the amount previously paid by the Indemnifying Party with respect to such matter. Nothing in this Section 11.9 shall be deemed to waive or limit the subrogation rights of any insurer.

                                   Article 12
                                   ----------

                                   Definitions
                                   -----------

     As used herein the following terms not otherwise defined have the following respective meanings:

     "AFFILIATE" means, with respect to any Person, any Person controlling, controlled by or under common control with such Person.

     "GOVERNMENTAL AUTHORITY" means any federal, state, municipal, local or other governmental agency, department, commission, board, bureau, regulatory authority, instrumentality, judicial or administrative body.

     "INTELLECTUAL PROPERTY" means patents, inventions (whether patentable or unpatentable), trade secrets, know-how, trademarks and associated goodwill, service marks, trade dress, logos, trade names, copyrights, mask works and registrations and applications for each of the foregoing, and computer software programs (excluding accounting software), computer data bases and related documentation and materials.

     "LAW" means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any government authority, now existing, enacted or in effect.

     "MATERIAL ADVERSE EFFECT" means any material adverse effect on the operations, assets, business, condition (financial or otherwise) or prospects of the Seller, insofar as it relates to the VECTRA Waste Business or the Acquired Waste Business Assets or any material adverse effect on the ability of the Seller to perform its obligations under this Agreement or the other Transaction Documents.

     "PERSON" means any corporation, association, partnership, organization, business, individual, government or political subdivision thereof or governmental agency.

     "REIMBURSEMENT RATE" means (i) except in those situations where clause (ii) applies, an amount equal to the applicable W-2 wages or salary times 1.32 or
(ii) in any case where the costs of the applicable personnel are actually being charged by the party receiving support to a third party in an amount in excess of the amount referred to in clause (i), the amount to be charged to such third party. The Buyer and the Seller acknowledge that the Reimbursement Rate has been negotiated in the context of the transactions contemplated by this Agreement and is not intended to reflect their fully burdened costs.

     "SUBSIDIARY" with respect to any Person, means any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned (directly or indirectly) of record or beneficially by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

     "TAX" means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

                                   Article 13
                                   ----------

                                     General
                                     -------

     13.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by the Buyer or the Seller, shall be deemed to have been relied on by the Buyer or the Seller, as applicable, and shall survive the Closing, and the consummation of the transactions contemplated hereby.

     13.2. EXPENSES. All sales taxes payable with respect to the sale and conveyance of the Acquired Waste Business Assets to the Buyer shall be paid as follows: (i) the first $100,000 shall be paid by the Buyer, (ii) the next $50,000 shall be paid by the Seller and (iii) any excess shall be paid by the Buyer. All other transfer and recording taxes and fees payable to governmental authorities with respect to the sale and conveyance of the Acquired Waste Business Assets shall be split equally, except that the Buyer shall pay all licensing fees required to be paid to governmental authorities in connection with its obtaining any licenses and permits required to hold and operate the Acquired Waste Business Assets. The Seller and the Buyer agree to cooperate to minimize the total amount of transfer, recording and sales taxes and fees payable. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses.

     13.3. NOTICES. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

     If to the Seller, to:

                  VECTRA Technologies, Inc.
                  6203 San Ignacio Avenue
                  Suite 100
                  San Jose, California  95119

                  Attention:  Ray A. Fortney
                              Thomas B. Pfeil
     with a copy sent contemporaneously to:

                  C. Kent Carlson, Esq.
                  Preston Gates & Ellis LLP
                  701 Fifth Avenue, Suite 5000
                  Seattle, Washington  98104-7078

     If to the Buyer, to:

                  MMT of Tennessee Inc.
                  c/o Molten Metal Technology, Inc.
                  400-2 Totten Pond Road
                  Waltham, MA  02154
                  Attention:   William M. Haney, III
                               Ethan E. Jacks, Esq.

     with a copy sent contemporaneously to:

                  John R. Utzschneider, Esq.
                  Bingham, Dana & Gould LLP
                  150 Federal Street
                  Boston, Massachusetts 02110

     Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, three (3) days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched.

     13.4. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

     13.5. GOVERNING LAW. The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the Commonwealth of Massachusetts.

     13.6. SECTIONS AND SECTION HEADINGS. The headings of sections and subsections and schedules are for reference only and shall not limit or control the meaning thereof.

     13.7. ASSIGNS.

          (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this

Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; PROVIDED, HOWEVER, that nothing contained in this Section 13.7 shall prevent the Buyer, without the consent of the Seller, from transferring or assigning this Agreement and its rights and obligations hereunder to another Subsidiary of MMT. As provided in the Limited Guaranty, dated as of the date hereof, delivered by MMT to the Seller (the "LIMITED GUARANTY"), no such assignment shall relieve MMT of its obligations under the Limited Guaranty.

          (b) In the event that the Seller, prior to April 28, 1998, sells or otherwise transfers all or substantially all of its operating assets to any Person and adopts a plan of liquidation or distribution wherein the Seller plans to distribute to its shareholders its assets, prior to such distribution the Seller shall establish a liquidating trust to provide for any obligations of the Seller to indemnify the Buyer under Section 11.1 of this Agreement. The Seller shall transfer the principal in cash or liquid assets as provided in this
Section 13.7(b) to fund the trust to provide for the Seller's contingent liabilities under its indemnification obligations. Upon formation, the trust principal deposited shall be $700,000. The Seller may satisfy its obligation to the Buyer under this Section 13.7(b) if in connection with the sale or other transfer of all or substantially all its operating assets to a Person, as a condition of such sale or transfer, the acquiring Person agrees in writing to assume the Seller's obligations for indemnification of the Buyer under Section
11.1 of this Agreement, provided, however, that such assumption shall not cause the acquiring Person to be limited by the restrictions on the Seller in Sections
10.2 and 10.3 of this Agreement. In any event, in the case of a sale or other transfer of all or substantially all of its operating assets, the Seller agrees to give notice to the Buyer of such sale and an opportunity to take possession of Seller's books and records relating to the VECTRA Waste Business for periods prior to Closing under this Agreement. To the extent permitted by applicable law, such notice shall be delivered as far in advance of the consummation of such transaction as is practical. The Seller and/or the liquidating trustee shall retain rights of access to such books and records as may be necessary to complete the liquidation or as may be reasonably required in connection with any tax determination, matter or claim or contractual obligation of the Seller to third parties, or to prosecute or prepare for the prosecution of any claims against third parties by the Seller relating to conduct by the Seller of the VECTRA Waste Business, or in connection with any government investigation of the Seller. In the event of a creation of a liquidating trust pursuant to this
Section 13.7(b), the trustee shall hold the assets of such trust under commercially reasonable terms given the facts and circumstances at such time and the Seller's obligations for indemnification of Buyer under Section 11.1 of this Agreement; PROVIDED, HOWEVER, that in the absence of specific pending claims at such time, the amount of which if adversely determined would preclude distribution, the principal of the liquidating trust shall be reduced and distributed to the former VECTRA shareholders on the following SCHEDULE; first anniversary of the creation and funding of the trust, one-half of the balance; eighteen months from the creation and funding of the trust, one-half of the then balance; and second anniversary of the creation and funding of the trust, the balance.

     13.8. SEVERABILITY. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

     13.9. FURTHER ASSURANCES. The parties agree to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

     13.10. TAX TREATMENT. The Buyer and the Seller shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including without limitation with respect to calculation of gain, loss and basis with reference to the allocations of the Purchase Price made pursuant to Article 2 hereof. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein. Both the Buyer and the Seller agree to file with the Internal Revenue Service an IRS Form 8594 (Asset Acquisition Statement under Section
1060) with respect to the acquisition by the Buyer of the Acquired Waste Business Assets, with their respective federal income tax returns for the year in which the Closing Date occurs, consistent with the allocations made pursuant to Section 2.1.

     13.11. NO IMPLIED RIGHTS OR REMEDIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Seller and the Buyer and, for purposes of Article 11, their Affiliates, any rights or remedies under or by reason of this Agreement.

     13.12. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.13. SATISFACTION OF CONDITIONS PRECEDENT. Each of the Seller and the Buyer will use its best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 13.13 shall obligate either party hereto to waive any right or condition under this Agreement.

     13.14. PUBLIC STATEMENTS OR RELEASES. Each of the parties hereto agrees that prior to the consummation of the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto. Nothing contained in this Section 13.14 shall prevent either party from making such disclosures as such party may consider necessary to satisfy such party's legal or contractual obligations.

     13.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY AGREEMENT, CONTRACT OR OTHER DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     13.16. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The word "including" as used in this Agreement is to be construed as "including without limitation", whether or not so expressed.

     13.17. MEDIATION. (a) No judicial proceedings relating to any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Transaction Document ("DISPUTES") may be instituted until
(i) the party alleging a Dispute (the "CLAIMANT") shall have provided written notice to the party purportedly responsible for the alleged Dispute (the "RESPONDENT") of that party's intent to mediate the Dispute; and (ii) the Claimant and the Respondent shall have not resolved the Dispute within the thirty days after the party seeking to institute proceedings shall have made members of its senior management available to discuss the issues with member of the other party's senior management. For purposes of this paragraph, "senior management" shall include, with respect to the Seller, its president and chief financial officer and with respect to Buyer, its president and treasurer. All applicable statutes of limitation shall apply to any Dispute.

          (b) This Section 13.17 shall in no way affect the right of any party to seek (i) such interim relief, and only such interim relief, as may be required to maintain the status quo in aid of the pending mediation in any court of competent jurisdiction, (ii) to seek any injunctive or equitable relief when such party deems it appropriate or (iii) to implead any party in connection with a Third Party Claim.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

                                    MMT OF TENNESSEE INC.

Attest:


/s/ Elliot J. Mark                  By: /s/ Victor E. Gatto, Jr.
--------------------------              ----------------------------------------
                                        Title: President


Attest:                             VECTRA TECHNOLOGIES, INC.


/s/ Thomas B. Pfeil                 By: /s/ Ray A. Fortney
--------------------------              ----------------------------------------
                                    Title: President and Chief Executive Officer